Exhibit 21.1

Subsidiaries of the Company

Name	Structure	Jurisdiction of Incorporation
Vanguard Synfuels, LLC	Limited Liability Company	Louisiana
Vanguard Biofuels, Inc.	Corporation	Louisiana